EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO MARCH CASH DISTRIBUTION

Dallas, Texas, March 21, 2022 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQB:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for March 2022 due to the excess cost positions on two of the three Trust’s conveyances of net profits interests, the outstanding payable to Simmons Bank, and absence of a cash reserve. Properties underlying the Wyoming net profits interests contributed net profits income of approximately $347,000, after fully recovering the excess costs balance including interest. The Trustee paid current month administration expenses of $80,500 and used the remaining net profits of $266,900 to pay down the outstanding payable to Simmons Bank, which was $1,037,800 as of March 31, 2022. To the extent net profits income is received in future months, the Trustee anticipates repaying the outstanding payable to Simmons Bank and replenishing the cash reserve of approximately $1,000,000 prior to engaging in future distributions to unitholders. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in January.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	786,000	25,000	$7.27
Prior Month	831,000	27,000	$6.15

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included oil sales volumes of approximately 4,000 barrels from the new horizontal wells drilled in Major County, Oklahoma and has deducted development costs of $875,000, production expense of $826,000 and overhead of $1,032,000 in determining the royalty calculation for the Trust for the current month.

Agreement to Sell Trust Assets

On July 2, 2021 the Trustee announced that it has entered into a purchase and sale agreement with XTO Energy pursuant to which XTO Energy would acquire for $6,600,000 in cash the net overriding royalty interest created pursuant to the net profits interest conveyances held by the Trust and certain other assets constituting substantially all of the assets of the Trust.

The consummation of the sale of the assets is subject to the satisfaction of customary closing conditions, including approval of the sale from holders of units of beneficial interest in the Trust (“Units”) holding Units representing eighty percent (80%) or more of all the Units outstanding, or a final judicial determination authorizing the Trustee to consummate the sale of the assets. The Trustee held a Special Meeting of unitholders on December 10, 2021 for the purpose of approving the sale of assets. The sale was not approved by unitholders.

Execution of the purchase and sale agreement followed a process previously announced by the Trust whereby the Trustee had engaged a third party to market the Trust’s assets.

Expense Reserve

The expense reserve used to pay administrative expenses in the absence of current month distributions was depleted in October 2020. As a result, Simmons Bank, the Trustee, is currently paying the expenses for the Trust, subject to its rights to be indemnified and reimbursed pursuant to the terms of the Trust indenture. However, there is nothing in the Trust indenture that requires Simmons Bank to pay the expenses for the Trust. The right to indemnification would include proceeds received from a sale of the Trust’s assets, if any.

Excess Costs

XTO Energy has advised the Trustee that $255,000 of excess costs were recovered on properties underlying the Kansas net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests total $3,061,000, including accrued interest of $469,000.

XTO Energy has advised the Trustee that $2,870,000 of excess costs were recovered on properties underlying the Oklahoma net profits interests, including receipt of severance tax refunds. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $6,380,000, including accrued interest of $2,477,000. This balance does not include the portion of the Chieftain settlement the Panel determined could be charged as a production cost. XTO Energy has estimated the amount to be approximately $14.6 million (net to the Trust).

XTO Energy has advised the Trustee that the full recovery of remaining excess costs consisting of $298,000 of excess costs and $303,000 of accrued interest on properties underlying the Wyoming net profits interests occurred in the current month.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018, the final plan of allocation was approved by the court. Based on the final plan of allocation, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The Trust and XTO Energy conducted the interim hearing on the claims related to the Chieftain settlement on October 12-13, 2020. In the arbitration, the Trustee contended that the approximately $24.3 million allocation related to the Chieftain settlement was not a production cost and, therefore, there should not be a related adjustment to the Trust’s share of net proceeds. However, XTO Energy contended that the approximately $24.3 million was a production cost and should reduce the Trust’s share of net proceeds.

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” Following briefing by both parties, on May 18, 2021, the Panel issued its second interim final award over the amount of XTO Energy’s settlement in the Chieftain class action lawsuit that can be charged to the Trust as a production cost. The Panel in its decision has ruled that out of the $80 million settlement, the “Trust is obligated to pay its share under the Conveyance of the $48 million that was received by the plaintiffs in the Chieftain lawsuit by virtue of the settlement of that litigation. The Trust is not obligated by the Conveyance to pay any share of the $32 million received by the lawyers for the plaintiffs in the Chieftain lawsuit by virtue of the settlement.” XTO Energy and the Trustee are in the process of determining the portion of the $48 million that is allocable to Trust properties to be charged as an excess cost to the Trust, but estimate it to be approximately $14.6 million net to the Trust.

The Oklahoma conveyance is already currently subject to excess costs that will need to be recovered prior to any distribution to unitholders. Therefore, the reduction in the Trust’s share of net proceeds from the portion of the settlement amount the Panel has ruled may be charged against the Oklahoma conveyance would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several additional years while these additional excess costs are recovered. This award completes the portion of the arbitration related to the Chieftain settlement.

Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined should the arbitration proceed. Pursuant to the purchase and sale agreement entered into between the Trustee and XTO Energy, the parties have agreed to stay the arbitration from the date of execution of the purchase and sale agreement to the earlier of the termination of the purchase and sale agreement or closing date of the sale of assets. The Panel has stayed proceedings.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including closing of the sale, development costs and future net profits, could differ materially due to the ability to obtain unitholder or court approval of the sale, changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839